SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)

RUCKUS WIRELESS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

781220108

(CUSIP Number)

12/31/13

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 18 Pages

CUSIP NO. 781220108	13 G	Page 2 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL IX, L.P. (“SC IX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3335835
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 259,970
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 259,970
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 259,970
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 3 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND, L.P. (“ANNEX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3354706
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,833
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,833
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,833
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 4 of 18 Pages

1	NAME OF REPORTING PERSON SC IX.I MANAGEMENT, LLC (“SC IX.I LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 90-0157711
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 270,803 shares of which 259,970 shares are directly held by SC IX and 10,833 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 270,803 shares of which 259,970 shares are directly held by SC IX and 10,833 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 270,803
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 5 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X, L.P. (“SC X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535705
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,281,946
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,281,946
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,281,946
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 6 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS X, L.P. (“STP X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537311
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 328,684
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 328,684
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 328,684
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 7 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X PRINCIPALS FUND LLC (“SC X PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537312
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 203,458
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 203,458
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 203,458
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 8 of 18 Pages

1	NAME OF REPORTING PERSON SC X MANAGEMENT, LLC (“SC X LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535710
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

2,814,088 shares of which 2,281,946 shares are directly held by SC X, 328,684 shares are directly held by STP X and 203,458 shares are directly held by SC X PF. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

2,814,088 shares of which 2,281,946 shares are directly held by SC X, 328,684 shares are directly held by STP X and 203,458 shares are directly held by SC X PF. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,814,088
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 9 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P. (“SCGF IV”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589567
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,320,385
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,320,385
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,320,385
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 10 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P. (“SCGF IV PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0619227
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,329
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 11 of 18 Pages

1	NAME OF REPORTING PERSON SCGF IV MANAGEMENT, L.P. (“SCGF IV MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589559
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

1,377,714 shares of which 1,320,385 shares are directly held by SCGF IV and 57,329 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

1,377,714 shares of which 1,320,385 shares are directly held by SCGF IV and 57,329 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,377,714
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 12 of 18 Pages

1	NAME OF REPORTING PERSON SCGF GENPAR, LTD. (“SCGF GP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0603717
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,377,714 shares of which 1,320,385 shares are directly held by SCGF IV and 57,329 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,377,714 shares of which 1,320,385 shares are directly held by SCGF IV and 57,329 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,377,714
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 13 of 18 Pages

ITEM 1.

(a)	Name of Issuer: Ruckus Wireless, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

350 West Java Drive

Sunnyvale, CA 94089

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital IX, L.P.

Sequoia Capital Entrepreneurs Annex Fund, L.P.

SC IX.I Management, LLC

Sequoia Capital X, L.P.

Sequoia Technology Partners X, L.P.

Sequoia Capital X Principals Fund, LLC

SC X Management, LLC

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

SCGF IV Management, L.P.

SCGF GenPar, Ltd.

SC IX.I LLC is the General Partner of SC IX and ANNEX. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:

SC IX.I LLC, SC IX, ANNEX, SC X LLC, SC X, STP X, SC X PF: Delaware

SCGF IV MGMT, SCGF IV, SCGF IV PF, SCGF GP: Cayman Islands

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 781220108

CUSIP NO. 781220108	13 G	Page 14 of 18 Pages

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.   ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 781220108	13 G	Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2014

Sequoia Capital IX, L.P. Sequoia Capital Entrepreneurs Annex Fund, L.P.

By:	SC IX.I Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC IX.I Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X, L.P.
Sequoia Technology Partners X, L.P.

By:	SC X Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X Principals Fund, LLC

By:	SC X Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC X Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 781220108	13 G	Page 16 of 18 Pages

Sequoia Capital U.S. Growth Fund IV, L.P. Sequoia Capital USGF Principals Fund IV, L.P.

By:	SCGF IV Management, L.P.
General Partner of each

By:	SCGF GenPar, Ltd
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P.

By:	SCGF GenPar, Ltd
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF GenPar, Ltd

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 781220108	13 G	Page 17 of 18 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Ruckus Wireless, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 12, 2014

Sequoia Capital IX, L.P.
Sequoia Capital Entrepreneurs Annex Fund, L.P.

By:	SC IX.I Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC IX.I Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X, L.P.
Sequoia Technology Partners X, L.P.

By:	SC X Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X Principals Fund, LLC

By:	SC X Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 781220108	13 G	Page 18 of 18 Pages

SC X Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.

By:	SCGF IV Management, L.P.
General Partner of each

By:	SCGF GenPar, Ltd
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P.

By:	SCGF GenPar, Ltd
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF GenPar, Ltd

By:	/s/ Douglas Leone
Douglas Leone, Managing Director